Exhibit 5.1
EDWARDS ANGELL PALMER & DODGE LLP
One North Clematis Street, Suite 400
West Palm Beach, FL 33417

 April 13, 2009

DOR BioPharma, Inc.
29 Emmons Drive, Suite C-10
Princeton, New Jersey 08540

Re: Registration Statement on Form S-1 (SEC File No. 333-157322)

Ladies and Gentlemen:

We have acted as legal counsel to DOR BioPharma, Inc., a Delaware corporation (the “Company”), with respect to the Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on February 13, 2009, as amended on April 3, 2009 (the “Registration Statement”). The Registration Statement relates to the registration for resale of up to 44,491,610 shares (the “Securities”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company. The Securities consist of (i) 3,364,035 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of outstanding warrants (the “Warrants”), (ii) 40,294,241 shares of outstanding Common Stock (the “Common Shares”) and (iii) 833,334 shares of Common Stock (the “Numoda Shares”) that may sold to Numoda Corporation pursuant to the terms of a Stock Purchase Agreement dated March 6, 2009 between Numoda Corporation and the Company (the “Numoda Agreement”).

Based on our review of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the relevant statutory provisions of the Delaware General Corporation Law and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that (i) the Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and nonassessable; (ii) the Common Shares have been duly authorized, validly issued, fully paid and nonassessable; and (iii) the Numoda Shares have been duly authorized and, when issued and paid for as contemplated by the Numoda Agreement, will be validly issued, fully paid and nonassessable.

We understand that this letter is to be used in connection with the Registration Statement, as amended, and hereby consent to the filing of this letter with and as a part of the Registration Statement as so amended, and to the reference to our firm in the prospectus which is a part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

It is understood that this letter is to be used in connection with the resale of the Securities only while the Registration Statement is effective as so amended and as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

EDWARDS ANGELL PALMER & DODGE LLP